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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)


                               (AMENDMENT NO. 2)(1)


                                VIANT CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92553N107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /   Rule 13d-1(b)

     / /   Rule 13d-1(c)

     /x/   Rule 13d-1(d)


---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 92553N107                    13G                     Page 2 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB JAVA FUND, L.P., A CALIFORNIA LIMITED
                   PARTNERSHIP ("KPCB JAVA") 77-0432307
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
          NUMBER OF            5      SOLE VOTING POWER                      0
           SHARES          ---------- -----------------------------------------
        BENEFICIALLY           6      SHARED VOTING POWER               60,000
          OWNED BY         ---------- -----------------------------------------
            EACH               7      SOLE DISPOSITIVE POWER                 0
         REPORTING         ---------- -----------------------------------------
        PERSON WITH            8      SHARED DISPOSITIVE POWER          60,000
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         60,000
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               0.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92553N107                    13G                     Page 3 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED
                   PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                      0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       85,000 shares of which 60,000 shares are
                                       directly held by KPCB Java and 25,000
                                       shares are directly held by Kleiner
                                       Perkins Caufield & Byers VIII, L.P., a
                                       California Limited Partnership ("KPCB
                                       VIII"). KPCB VIII Associates is the
         NUMBER OF                     general partner of the general partner of
          SHARES                       KPCB Java and the general partner of KPCB
       BENEFICIALLY                    VIII.
         OWNED BY           ---------- -----------------------------------------
           EACH                 7      SOLE DISPOSITIVE POWER                 0
        REPORTING           ---------- -----------------------------------------
       PERSON WITH              8      SHARED DISPOSITIVE POWER
                                       85,000 shares of which 60,000 shares are
                                       directly held by KPCB Java and 25,000
                                       shares are directly held by KPCB VIII.
                                       KPCB VIII Associates is the general
                                       partner of the general partner of KPCB
                                       Java and the general partner of KPCB
                                       VIII.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                         85,000
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               0.2%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92553N107                    13G                     Page 4 of 7 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE only
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------- ------- --------------------------------------------
                              5     SOLE VOTING POWER                        0
                            ------- --------------------------------------------
                              6     SHARED VOTING POWER
                                    85,000 shares of which 60,000 shares are
                                    directly held by KPCB Java and 25,000 shares
                                    are directly held by KPCB VIII. KPCB VIII
                                    Associates is the general partner of the
                                    general partner of KPCB Java and the general
                                    partner of KPCB VIII. Mr. Khosla is a
                                    general partner of KPCB VIII Associates. Mr.
            NUMBER OF               Khosla disclaims beneficial ownership of the
              SHARES                shares held directly by KPCB Java and KPCB
           BENEFICIALLY             VIII.
             OWNED BY       ------- --------------------------------------------
               EACH           7     SOLE DISPOSITIVE POWER                   0
            REPORTING       ------- --------------------------------------------
           PERSON WITH        8     SHARED DISPOSITIVE POWER
                                    85,000 shares of which 60,000 shares are
                                    directly held by KPCB Java and 25,000 shares
                                    are directly held by KPCB VIII. KPCB VIII
                                    Associates is the general partner of the
                                    general partner of KPCB Java and the general
                                    partner of KPCB VIII. Mr. Khosla is a
                                    general partner of KPCB VIII Associates. Mr.
                                    Khosla disclaims beneficial ownership of the
                                    shares held directly by KPCB Java and KPCB
                                    VIII.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        85,000
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               0.2%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 92553N107                    13G                     Page 5 of 7 Pages


     ITEM 1(A)       NAME OF ISSUER:

                     Viant Corporation

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     650 Townsend Street, Suite 6119
                     San Francisco, CA 94103

   ITEM 2(A)-(C)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Khosla, a general partner of KPCB VIII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VIII Associates is the general partner of the general partner of KPCB Java and the general partner of KPCB VIII.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     92553N107

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Viant Corporation.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not Applicable.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                     ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable


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CUSIP NO. 92553N107                    13G                     Page 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 23,  2001




VINOD KHOSLA                                 KPCB  VIII ASSOCIATES, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP

Signature:    /s/  Michael S. Curry          Signature:    /s/  Brook H. Byers
              -----------------------                      --------------------
              Michael S. Curry                             Brook H. Byers
              Attorney-in-Fact                             A General Partner

                                             KPCB JAVA FUND, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP

                                             By:  KPCB VIII Associates, L.P.,
                                             a California Limited Partnership,
                                             General Partner of its General

                                             Signature:    /s/  Brook H. Byers
                                                           ---------------------
                                                           Brook H. Byers
                                                           A General Partner



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CUSIP NO. 92553N107                    13G                     Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to wRule 13d-1 of the Act the statement dated February 23, 2001, containing the information required by Schedule 13G, for the Shares of Viant Corporation, held by KPCB Java Fund, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 23, 2001




VINOD KHOSLA                                 KPCB VIII ASSOCIATES, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP

Signature:      /s/  Michael S. Curry        Signature:   /s/  Brook H. Byers
                -------------------------                 ----------------------
                Michael S. Curry                          Brook H. Byers
                Attorney-in-Fact                          A General Partner

                                             KPCB JAVA FUND, L.P.,
                                             A CALIFORNIA LIMITED PARTNERSHIP

                                             By:  KPCB VIII  Associates, L.P.,
                                             a California Limited Partnership,
                                             General Partner of its General
                                             Partner

                                             Signature:    /s/  Brook H. Byers
                                                           ---------------------
                                                           Brook H. Byers
                                                           A General Partner